As filed with the Securities and Exchange Commission on June 15, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERISAFE, INC.

(Exact name of registrant as specified in its charter)

Texas	75-2069407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address, including zip code, of registrant’s principal executive offices)

2022 Equity and Incentive Compensation Plan

(Full title of Plan)

Kathryn H. Shirley

Executive Vice President, Chief Administrative Officer and Secretary

2301 Highway 190 West

DeRidder, Louisiana 70634

(337) 463-9052

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

James E. O’Bannon

Ferrell M. Keel

Jones Day

2727 N. Harwood St.

Dallas, Texas 75201

(214) 220-3939

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

EXPLANATORY NOTE

AMERISAFE, Inc. (the “Company”) is hereby registering 500,000 additional shares of its Common Stock, par value $0.01 per share (the “Common Stock”), for issuance under its 2022 Equity and Incentive Compensation Plan. The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated by reference into this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021;

•	The Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022;

•	The Company’s Current Reports on Form 8-K filed with the Commission on February 22, 2022 and June 14, 2022; and

•

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on September 9, 2005, and all amendments and reports filed with the SEC for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Officers and Directors

The Company’s Certificate of Formation and Bylaws provide that, to the fullest extent permitted by the Texas Business Organizations Code (the “TBOC”), as it may be amended from time to time, and any other applicable law, no director of AMERISAFE, Inc. shall be personally liable to the Company or its shareholders for any act or omission occurring in the performance of the director’s duties as a director.

Under Section 8.101 of the TBOC, subject to the procedures and limitations stated therein, the Company may indemnify a director or officer (a “governing person”) who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the governing person is or was a governing person of the Company or serving in such capacity with respect to another entity at the Company’s request, against judgments, court costs, penalties, excise and similar taxes, fines, settlements, and reasonable attorneys’ fees actually incurred by the governing person in connection with the proceeding if it is determined that the governing person seeking indemnification:

•	acted in good faith;

•

reasonably believed, when acting in his or her official capacity, that his or her conduct was in the best interests of the Company, and, when not acting in such capacity, believed that his or her conduct was not opposed to the best interests of the Company; and

•	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The Company is required by Section 8.051 of the TBOC to indemnify a governing person against reasonable expenses actually incurred by the governing person in connection with a proceeding in which the governing person is a named defendant or respondent because the governing person is or was in that position if the governing person has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBOC prohibits us from indemnifying a governing person in respect of a proceeding in which the person is found liable to us or on the basis that a personal benefit was improperly received by the governing person, other than reasonable expenses actually incurred by the governing person in connection with the proceeding; provided, that the TBOC further prohibits us from indemnifying a governing person in respect of any such proceeding in which the person is found liable for willful or intentional misconduct in the performance of the governing person’s duties, breach of the governing person’s duty of loyalty to the Company, or an act or omission not committed in good faith that constitutes a breach of duty owed by the governing person to the Company.

Under Section 8.052 of the TBOC, a court of competent jurisdiction may order us to indemnify a governing person to the extent the court determines that the governing person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances; however, if the governing person is found liable to us or is found liable on the basis that a personal benefit was improperly received by the governing person, the indemnification will be limited to reasonable expenses actually incurred by the governing person in connection with the proceeding.

Item 8.	Exhibits

Exhibit Number

4.1	Amended and Restated Certificate of Formation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 6, 2010)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on August 6, 2010)

5.1*	Opinion of Jones Day

23.1*	Consent of Jones Day is contained in Exhibit 5.1 to this Registration Statement

23.2*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney is contained on the signature page of this Registration Statement

99.1	2022 Equity and Incentive Compensation Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed April 29, 2022)

107.1*	Calculation of Filing Fees

*	Filed herewith

Item 9.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DeRidder, State of Louisiana, on this 15th day of June, 2022.

AMERISAFE, INC.

By:	/s/ G. Janelle Frost
G. Janelle Frost
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby constitutes and appoints Kathryn H. Shirley, G. Janelle Frost and Neal A. Fuller, and each of them, with full power to act and with full power of substitution and resubstitution, his or her true and lawful attorneys in fact with full power to execute in his or her name and on his or her behalf in his or her capacity as a director or officer or both, as the case may be, of AMERISAFE, Inc. (the “Company”), a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering shares of the Company’s common stock, par value $0.01 per share, available for issuance under the Company’s 2022 Equity and Incentive Compensation Plan, and to sign any and all amendments to the Company’s registration statement on Form S-8, including post effective amendments to such registration statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities as the Company’s registration statement on Form S-8 that are filed pursuant to the requirements of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby ratifies and confirms that such attorneys in fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. Janelle Frost G. Janelle Frost	President and Chief Executive Officer	June 15, 2022
(Principal Executive Officer)

/s/ Neal A. Fuller Neal A. Fuller	Executive Vice President and	June 15, 2022
Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Michael J. Brown Michael J. Brown	Director	June 15, 2022

/s/ Teri Fontenot
Teri Fontenot	Director	June 15, 2022

/s/ Philip A. Garcia Philip A. Garcia	Director	June 15, 2022

/s/ Billy B. Greer
Billy B. Greer	Director	June 15, 2022

/s/ Jared A. Morris Jared A. Morris	Director	June 15, 2022

/s/ Millard E. Morris	Director	June 15, 2022
Millard E. Morris

/s/ Randall E. Roach Randall E. Roach	Director	June 15, 2022

/s/ Sean M. Traynor	Director	June 15, 2022
Sean M. Traynor